                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                BELL INDUSTRIES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                              BELL INDUSTRIES LOGO
                       1960 EAST GRAND AVENUE, SUITE 560
                       EL SEGUNDO, CALIFORNIA 90245-4608

Dear Shareholder:

     This year's Annual Meeting of Shareholders will be held on Thursday, December 30, 1999, at the Doubletree Club Hotel, 1985 East Grand Avenue, El Segundo, California, 90245. Management hopes that you will come to the meeting and give us an opportunity to meet you and discuss any questions you may have.

     The formal notice of meeting and the Proxy Statement follow. The only formal action to be taken at the meeting is the election of the Board of Directors for the ensuing year. I urge you to review the Proxy Statement carefully and, at your earliest convenience, sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

                                          Sincerely,

                                          TRACY A. EDWARDS
                                          President

November   , 1999

                             BELL INDUSTRIES, INC.
                       1960 EAST GRAND AVENUE, SUITE 560
                       EL SEGUNDO, CALIFORNIA 90245-4608

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               DECEMBER 30, 1999

     The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at the the Doubletree Club Hotel, 1985 East Grand Avenue, El Segundo, California, 90245, on Thursday, December 30, 1999 at 11:00 A.M.

     The purpose of the meeting is to elect seven directors to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and to transact any other business that may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, November 5, 1999 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, said meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          JOHN J. COST
                                          Secretary

November   , 1999

     YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, OR IF YOU DO PLAN TO ATTEND AND WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, FOR WHICH A RETURN, STAMPED ENVELOPE IS PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL HELP THE COMPANY AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            OF BELL INDUSTRIES, INC.

                               DECEMBER 30, 1999
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about November   , 1999 to
shareholders of Bell Industries, Inc. (the "Company") in connection with the solicitation of Proxies by the Company's Board of Directors for use at the Company's Annual Meeting of Shareholders to be held on December 30, 1999, or any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company.

     The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see "Election of Directors"). Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date.

     Only shareholders of record at the close of business on Friday, November 5, 1999, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. At such record date, there were outstanding and entitled
to vote approximately             shares of common stock. Each of the foregoing
shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.

     A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of the persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter.

     For information concerning the possibility of a proxy contest with Steel Partners II, L.P., the Company's largest shareholder, for control of the Company's Board of Directors, see "Possible Proxy Contest".

                             ELECTION OF DIRECTORS

     In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of intent to cumulate votes prior to the vote at the meeting.

     The Company's Board of Directors presently consists of seven directors. The persons who are elected directors will hold office until the next Annual Meeting of Shareholders scheduled to be held in May 2000 and thereafter until their successors are elected. All of the seven Board nominees are currently directors of the Company. The names and principal occupations of the Board's nominees for election as directors, and the respective numbers of shares of voting stock of the Company beneficially owned, directly or indirectly, by each nominee are set forth below.

                                                     YEAR      SHARES BENEFICIALLY
                                                     FIRST         OWNED AS OF        PERCENT
       NAME AND PRINCIPAL OCCUPATION         AGE    ELECTED      OCTOBER 1, 1999      OF CLASS
       -----------------------------         ---    -------    -------------------    --------
John J. Cost(2)(3)                            65     1971             17,506(5)         (4)
  Of Counsel
  Irell & Manella LLP, Attorneys
Anthony L. Craig(1)(2)                        54     1993             14,938(5)         (4)
  President, Tamandra, Inc.
Herbert S. Davidson(2)                        77     1997              1,000            (4)
  Director
Tracy A. Edwards                              42     1999             61,661(6)         (4)
  President and Chief Executive Officer
Milton Rosenberg(1)(2)(3)(4)                  77     1975             20,000(5)         (4)
  Private investor and consultant to high
  technology companies
Gordon Graham                                 65     1994             46,994(6)         (4)
  Co-Chairman, private investor and
  consultant to the Company
Theodore Williams(3)                          79     1969            360,154(6)        3.7%
  Co-Chairman

---------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Nominating Committee.

(4) Less 1% of total outstanding shares.

(5) Includes 14,800 shares with respect to each of Messrs. Cost, Craig and Rosenberg, issuable pursuant to currently exercisable stock options issued under Bell's Non-employees Directors' Stock Option Plan.

(6) Includes 44,193 shares with respect to Mr. Edwards, 21,024 shares with respect to Mr. Graham and 27,000 shares with respect to Mr. Williams issuable pursuant to currently exercisable stock options.

     In December 1996 Mr. Graham was elected President and Chief Operating Officer and from January 1, 1998 to February 1, 1999 Mr. Graham served as President and Chief Executive Officer. For more than the past five years prior to his election as President, Mr. Graham was employed by the Company in other executive capacities.

     On February 1, 1999, Mr. Edwards was elected President and Chief Executive Officer, and a director of the Company. From January 1998 until that time, Mr. Edwards was the Executive Vice President of the Company and for more than five years prior to January 1998, Mr. Edwards served as the Company's Vice President and Chief Financial Officer.

     Mr. Cost was a partner in the law firm of Irell & Manella LLP, Los Angeles, California, from 1969 through December 1994. Effective January 1, 1995, Mr. Cost retired as a partner of that firm and now acts "of counsel." He was elected Secretary of the Company in 1987. Irell & Manella LLP provides legal services to the Company.

     Since July 1997, Mr. Craig has been the President and Chief Executive Officer of Tamandra, Inc., a privately-held investment company. From February 1996 through July 1997, Mr. Craig was the President and Chief Executive Officer of Global Knowledge Network, a privately-held company engaged in providing learning services for information technology in over 40 countries. From November 1993 through January 1996, he was a Vice President of Digital Equipment Corporation, a New York Stock Exchange company. Mr. Craig is currently a director of Mitel Corp., a publicly-held semi-conductor company. Mr. Craig is also a director of the Global Knowledge Network.

     From 1970 until December 31, 1997, Mr. Williams was Chairman of the Board and Chief Executive Officer of the Company. He resigned as Chief Executive Officer on December 31, 1997, but remained Chairman. On February 1, 1999, he became Co-Chairman.

     Mr. Davidson became director upon the consummation of the acquisition of Milgray Electronics in January 1997. For more than five years prior to that time, Mr. Davidson was the President and Chief Executive Officer of Milgray Electronics. In connection with the acquisition, Mr. Davidson received approximately $55 million for his equity interest in Milgray on the same basis per share as all other Milgray shareholders.

     Mr. Rosenberg has been self-employed as an investor in, and consultant to, high technology companies for more than the past five years.

     If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board of Directors does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy. Also, in the event the election of directors is by cumulative voting, the persons named in the enclosed proxy will cumulate the votes represented by the proxies so as to elect the maximum number of directors possible, which number may be less than seven.

     During 1998, directors who were employees received no additional compensation for serving on the Board of Directors. Non-employee directors received an annual retainer of $40,000, plus $1,000 for each attendance at a meeting of the Board or a committee thereof which does not immediately precede or follow a meeting of the Board. In June 1999, the Board eliminated the annual retainer for directors effective January 1, 2000, except in the case of Mr. Craig who will receive an annual retainer of $25,000. The Company had a directors' retirement plan for non-employee directors. Under the plan, directors having served at least ten years as a director after reaching the age of 65 are entitled to receive an annual retirement benefit of $40,000. Such payments will be made for the number of years equal to the number of years served as a director or until his or her death; provided, that a surviving spouse is entitled for a period of five years after death to continue to receive the same benefits that such director would have been so entitled to receive. If a director has reached age 60 and ceases to serve as a director at the request of the Company, he will be entitled to the same retirement benefits as if he retired at age 65. In the event of a change in control, a director leaving the Board would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit. In January 1996, the Company terminated the directors' retirement plan except to the extent rights thereunder were vested. The rights of Mr. Cost and Mr. Rosenberg were fully vested under the plan. Messrs. Cost, Craig and Rosenberg are also entitled to receive stock options under the Company's Non-employee Directors' Stock Option Plan. Under the Plan, each non-employee director receives options for 10,000 shares upon his election as a director and an option for 1,000 shares for each year thereafter in which he is reelected. Pursuant to the Plan, Messrs. Cost, Craig and Rosenberg each received options covering 10,000 shares in May 1996 when the Plan was first adopted and options covering 1,000 shares in May 1997 and 1998.

     See "Possible Proxy Contest" for information concerning other possible director nominees.

                       INFORMATION REGARDING SHAREHOLDERS

PRINCIPAL SECURITY HOLDERS

     As of September 30, 1999, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 8,909,756 shares representing 93% of the Company's outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through September 30, 1999 with the Securities and Exchange Commission, the Company believes that only those entities named below beneficially own 5% or more of the Company's common stock:

                    NAME AND ADDRESS                         AMOUNT AND NATURE       PERCENT
                  OF BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP    OF CLASS
                  -------------------                     -----------------------    --------
Steel Partners II, L.P.                                          1,671,710             17.4%(1)
  150 East 52nd Street, 21st Floor                                (Direct)
  New York, New York 10022
Merrill Lynch & Co., Inc.                                          810,210              8.5%(2)
  World Financial Center, North Tower                             (Direct)
  250 Vesey Street
  New York, New York 10381
First Carolina Investors, Inc.                                     706,400              7.4%
  1130 East 3rd Street, Suite 410                                 (Direct)
  Charlotte, North Carolina 28204
The TCW Group, Inc.                                                566,992              5.9%(3)
  865 South Figueroa Street                                       (Direct)
  Los Angeles, California 90017
Dimensional Fund Advisors                                          498,071              5.2%
  1299 Ocean Avenue, 11th Floor                                   (Direct)
  Santa Monica, California 90401

---------------
(1) According to the Schedule 13D filed by Steel Partners II, L.P. ("Steel") on January 11, 1999, the shares of the Company's common stock owned by Steel are also beneficially owned by Mr. Warren Lichtenstein by virtue of his position with Steel. In addition, according to such Schedule 13D, Steel, Mr. Lichtenstein, Sandera Partners, L.P. ("Sandera"), Newcastle Partners, L.P. ("Newcastle") and Mr. Mark S. Schwarz entered into a joint filing agreement pursuant to which, among other things, Mr. Lichtenstein and Mr. Schwarz formed a group to nominate four individuals to be elected directors of the Company's Board. In addition, Steel, Sandera, Newcastle, Mr. Lichtenstein and Mr. Schwarz agreed to the joint filing of statements on Schedule 13D with respect to their shares of the Company's common stock. According to their jointly filed Schedule 13D filed October 8, 1999, the joint filing agreement was terminated and Steel Partners acquired 200,000 shares of the Company's common stock from Catalyst GP, Ltd. (successor to Sandera). According to such Schedule 13D, the aggregate ownership of Steel Partners is approximately 17.4%. See "Miscellaneous -- Nomination by Shareholder" for further information concerning Steel Partners.

(2) According to the Schedule 13G filed by Merrill Lynch & Co., Inc., voting and dispositive power over 545,300 of such shares is shared with Merrill Lynch Special Value Fund, Inc.

(3) According to the Schedule 13G filed by the TCW Group, Inc., voting and dispositive power over such shares is shared with Mr. Robert Day.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's common stock of those executive officers of the Company listed in the "Summary Compensation Table" under EXECUTIVE COMPENSATION, who are not Board director nominees, as well as the beneficial ownership of common stock of all Board nominees for directors and executive officers of the Company as a group as of October 1, 1999. Information regarding the stock ownership of Board director nominees is contained in the prior table under ELECTION OF DIRECTORS.

                                                             AMOUNT AND NATURE       PERCENT
                NAME OF BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP    OF CLASS
                ------------------------                  -----------------------    --------
D.J. Hough                                                         57,005(2)          (1)
  Former Senior Vice President                               (Direct)
  and Chief Information Officer

Peter A. Resnick                                                      480(3)          (1)
  Former Vice President and                                  (Direct)
  Corporate Controller

Stephen A. Weeks                                                    2,809(4)          (1)
  Former Vice President and Treasurer                        (Direct)

All current directors and executive officers as a group           608,278(5)         6.3%
  (ten persons)

---------------

(1) Less than 1% of the outstanding.

(2) Mr. Hough resigned effective April 30, 1999.

(3) Mr. Resnick resigned effective August 31, 1999.

(4) Mr. Weeks resigned effective May 7, 1999.

(5) Includes 157,377 shares issuable pursuant to currently exercisable stock options.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(A):
         BELL INDUSTRIES, INC., NYSE MARKET INDEX AND PEER GROUP INDEX

                                                     BELL INDUSTRIES               PEER GROUP                 BROAD MARKET
                                                     ---------------               ----------                 ------------
1993                                                       100                         100                         100
1994                                                       122                          97                          98
1995                                                       141                         126                         127
1996                                                       141                         145                         153
1997                                                       109                         164                         201
1998                                                        90                         137                         239

(A) Assumes $100 invested on December 31, 1993 and dividends reinvested.

(B) The Peer Group for the period ended December 31, 1998 consisted of the following electronic and industrial distribution companies:

         Arrow Electronics, Inc.     Kent Electronics Corp.
         Avnet, Inc.                 Marshall Industries
         Bell Microproducts, Inc.    Nu-Horizons Electronics
         Jaco Electronics Inc.       Pioneer Standard Electronics

(C) The Broad Market Index chosen was the New York Stock Exchange Market Index.

                             EXECUTIVE COMPENSATION

     The following table shows all cash compensation and certain other compensation paid to (i) the chief executive officer and (ii) the other four most highly compensated executive officers the ("Named Officers") for the three years in the period ending December 31, 1998 for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                   ANNUAL COMPENSATION               OPTIONS
                                          -------------------------------------     (NUMBER OF
  NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS(1)     OTHER(2)       SHARES)
  ---------------------------     ----    ----------    ----------    ---------    ------------
Gordon Graham                     1998    $  600,000    $      -0-    $  60,000          -0-
Co-Chairman and former            1997       619,000        50,000       56,527       60,000
  Chief Executive Officer         1996       176,000        44,829       19,047        4,200
Tracy A. Edwards                  1998    $  300,000    $  200,000    $  31,885          -0-
  President and                   1997       250,000        50,000       27,627       54,800
  Chief Executive Officer(3)      1996       173,750        44,253       19,251        4,200
D.J. Hough                        1998    $  227,000    $  350,000    $  23,720          -0-
  Former Senior Vice President    1997       227,000        50,000       25,127        6,000
and
  Chief Information Officer(4)    1996       202,800        51,652       22,322          -0-
Peter A. Resnick                  1998    $  154,700    $  235,000    $  16,609          -0-
  Former Vice President and       1997       132,800        20,000       15,003          -0-
  Corporate Controller(5)         1996        75,100        15,893          -0-        3,600
Stephen A. Weeks                  1998    $  154,700    $  430,000    $  17,133          -0-
  Former Vice President and       1997       138,000        20,000       15,527        3,000
Treasurer(6)
                                  1996       105,000        26,743       12,747        2,400

---------------

     Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) Includes bonuses accrued and earned for the period although paid in a later period. For example, executive bonuses earned in 1996 were not paid until February 1997. The 1998 special bonuses for Messrs. Edwards, Hough, Weeks and Resnick related to the sales of the Company's electronics distribution and graphics imaging businesses.

(2) Consists of amounts contributed by the Company on behalf of the named individual under the Company's Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

(3) On February 1, 1999, Mr. Edwards became the President and Chief Executive Officer of the Company.

(4) Mr. Hough resigned effective April 30, 1999.

(5) Mr. Resnick resigned effective August 31, 1999.

(6) Mr. Weeks resigned effective May 7, 1999.

STOCK OPTIONS

     No options were granted to the Chief Executive Officer and the Named Executive Officers in 1998.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the former chief executive officer, the current chief executive officer and the Named Officers, concerning the exercise of options during the twelve month period ended December 31, 1998 and unexercised options held as of December 31, 1998:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                             NUMBER OF                     VALUE OF
                                                  VALUE REALIZED      UNEXERCISED OPTIONS AT        UNEXERCISED OPTIONS AT
                                                  (MARKET PRICE          DECEMBER 31, 1998           DECEMBER 31, 1998(1)
                               SHARES ACQUIRED   AT EXERCISE LESS   ---------------------------   ---------------------------
            NAME                 ON EXERCISE     EXERCISE PRICE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ---------------   ----------------   -----------   -------------   -----------   -------------
Gordon Graham                         -0-             $  -0-           7,512         57,528          $-0-           $-0-
Tracy A. Edwards                    2,890              5,375          41,721         52,848           -0-            -0-
D.J. Hough                          2,890              5,375          42,275          5,400           -0-            -0-
Stephen A. Weeks                    1,445              2,688           3,402          5,968           -0-            -0-
Peter A. Resnick                      -0-                -0-             360          3,240           -0-            -0-

---------------

(1) Based upon the closing price on the New York Stock Exchange on that date ($11.38).

     In January 1999, Mr. Edwards, the Company's President and Chief Executive Officer, was granted an option covering 300,000 shares at an exercise price of $11.13, which was the market price on the date of grant. Following the Company's $5.70 cash distribution in June 1999, the exercise price was reduced to $5.43 in accordance with the option agreement.

EMPLOYMENT AGREEMENTS

     In February 1999, the Company entered into an employment agreement with Mr. Edwards, the Company's President and Chief Executive Officer. This agreement provides for an annual salary of $315,000 plus a bonus dependent upon the Company achieving performance goals to be established from time to time by the Company's Compensation Committee. Further, for calendar 1999, Mr. Edwards is entitled to a minimum bonus of $150,000. The agreement also provides that Mr. Edwards would receive an amount equal to two times his annual salary in the event he no longer serves as President and Chief Executive Officer and such termination is by the Company without cause or by Mr. Edwards if there has occurred a material change in his duties, a reduction in his compensation or a "change of control" of the Company. "Change in control" is defined below.

     The Company has severance agreements with its executive officers. Severance agreements currently in effect are with Messrs. Edwards, Ferry and Doll. Each of these agreements provides, in essence, that should there be a "change in control" (as defined) and the officer's employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a severance payment. A "change of control" of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company,
(iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The sale of the Company's electronics distribution business in January 1999 constituted a "change in control". After the sale of the Company's electronics distribution business, Messrs. Hough's, Weeks' and Resnick's corporate functions were no longer needed, their employment ceased and they received $642,000, $141,000 and $284,000, respectively, as their severance payments. Additionally, Messrs. Weeks and Resnick received payments of $60,000 in lieu of continued employee benefits under their severance agreements.

     Mr. Edwards' severance agreement provides that if he is terminated under circumstances giving rise to a severance payment, the amount of such payment would be 295% of the "base amount" (generally equivalent to the highest twelve months compensation during such person's last three years prior to termination). In addition, under his severance agreement the Company agrees to pay Mr. Edwards the amount of any excise tax on the payment of any of the above benefits which constitutes an "excess parachute payment" under Section 4999 of the Internal Revenue Code of 1986. The severance agreements with Messrs. Doll and Ferry provide that if they are terminated under circumstances giving rise to a severance payment, the amount of such payment would be the lesser of 150% of their "base amount" and the maximum amount payable that would not constitute an "excess parachute payment." In June 1999, Mr. Doll entered into a second severance agreement having substantially the same terms except the payment calculation would be 145% of the base amount.

     Mr. Graham had a severance agreement pursuant to which he received $950,000 in February 1999 when Mr. Edwards assumed the office of President and Chief Executive Officer. Also, in February 1999, Mr. Graham entered into a three year consulting agreement which provides for annual compensation of $250,000. These payments may be accelerated upon the occurrence of another "change in control" event. He receives no other payment for his services to the Company.

     In February 1999, the Company paid Mr. Williams, Bell's former Chairman of the Board, President and Chief Executive Officer approximately $1,723,000 owing him under his deferred compensation agreement ($1,446,000) and consulting agreement ($277,000). He was also paid an additional $277,000 in lieu of continued salary as Co-chairman of the Board. Mr. Williams will receive no further monies for his services to the Company.

     The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company after having received shareholder approval at the Company's 1986 Annual Meeting. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Cost who is also a member of the Compensation Committee is the Secretary of the Company. He receives as compensation for his services as Secretary, in lieu of the annual retainer for being a director, an amount equal to the annual retainer.

             COMPENSATION STRUCTURE AND COMMITTEE RESPONSIBILITIES

     The Company compensates its executive officers with two basic forms of compensation: cash (salary and incentive bonus) and stock options. Bonuses granted for the fiscal year ended December 31, 1996 were based upon the formula described hereafter. The Company's earnings for 1997 and 1998 were not sufficient to warrant the payment of bonuses under the predetermined formula for incentive compensation based upon a minimum return on shareholders' equity, although extraordinary bonuses were paid in 1998 in connection with the sale of two major segments of the Company's business. Further in February 1996 and January and December 1997, executives were awarded stock options under Bell's stock option plans at an exercise price equal to the fair market value of the underlying shares on the date of grant. No options were granted in calendar 1998. In January 1999, Mr. Edwards, the Company's President and Chief Executive Officer, was granted an option covering 300,000 shares at an exercise price of $11.13, which was the market price on the date of grant. Following the Company's $5.70 cash distribution in June 1999, the exercise price was reduced to $5.43 in accordance with the option agreement.

     The Company Compensation Committee currently consists of Messrs. Cost, Craig, Davidson and Rosenberg. The duties of the Committee are to determine the overall compensation policy for the Company's executive officers, including specifically fixing the compensation of the chief executive officer.

     The following report is submitted by the Compensation Committee as it relates to both cash compensation of, and stock options granted to, executive officers of the Company. This report is not deemed "filed" with the Securities and Exchange Commission and is therefore not intended to be incorporated by reference in any other document filed by the Company with the Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's compensation philosophy is based upon the belief that the Company's success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

BASE SALARY

     The Committee attempts to set the base salary levels competitively with those paid by others in the electronics and industrial distribution companies comprising its Peer Group. Based upon its most recent survey (December 1996), the Committee believes that the compensation levels paid to Company executives are in the mid-range of compensation paid by its Peer Group. In determining salaries, the Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.

ANNUAL INCENTIVE BONUS

     Prior to fiscal 1994, cash bonuses were considered annually and awarded generally upon a subjective evaluation of the particular officer's performance for the year and were dependent upon the overall financial achievement of the Company during the year. For example, bonuses usually were not given in years where the Company's growth was nominal. Thereafter, the Committee established an incentive bonus program based upon the return on shareholders' equity and awarded incentive bonuses for those periods in accordance with such programs. For each period, no incentive bonus would be earned unless the Company's earnings exceeded a predetermined percentage minimum return on shareholders' equity as at the beginning of the period. If that minimum return was achieved, each executive officer (including the Chief Executive Officer) earned a bonus based upon the extent to which the Company's actual earnings exceeded the minimum return on shareholders' equity. For the year ended December 31, 1996, the Company's return on shareholders' equity was approximately 12%, in excess of the predetermined minimum. The amount of a particular officer's bonus was an arithmetic calculation based upon the actual return on shareholders' equity and that officer's base salary. Since the amount of any bonus was dependent upon the extent to which the Company's actual return on shareholders' equity exceeded the predetermined minimum return, there was no arithmetic limitation upon the amount of bonuses that could be earned. For the fiscal years ended December 31, 1997 and 1998, the Company's return on shareholders' equity did not equal or exceed the predetermined percentage minimum; and therefore, no bonuses were earned under the formula plan. Although the Company's earnings for 1997 were less than necessary to achieve the minimum return on shareholders' equity previously established, the Committee awarded discretionary cash bonuses to six corporate officers in the aggregate amount of $206,667. For calendar 1998, certain officers were granted special cash bonuses relating to the sale of the Company's electronics distribution and graphics imaging businesses. For the current fiscal year, the Committee has established an incentive program based upon the Company's pre-tax earnings.

LONG-TERM INCENTIVE PROGRAM

     Currently, the Company's long-term incentive program consists of the award of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

     The Compensation Committee's current policy is to award significant amounts of stock options to executive officers and other key employees. Exercise prices are established equal to the fair market value of Bell's common stock on the date of grant. Options are usually for a term of five (5) years and become vested over a period of four (4) years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer's deemed ability to influence the long-term growth and profitability of the Company. Stock options were granted to the Company's executive officers in February 1996, January 1997 and December 1997 with exercise prices equal to fair market value at the time of grant. Additionally, Mr. Edwards, Mr. Ferry and Mr. Doll were granted stock options covering 300,000; 150,000; and 75,000 shares, respectively, in January 1999.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Graham had been an Executive Officer of the Company for over ten years and President and Chief Executive Officer since January 1998. For the 1998 fiscal year, Mr. Graham received a base salary of $600,000. On February 1, 1999, Mr. Edwards assumed the office of President and Chief Executive Officer of the Company. His compensation was previously described.
                                          Submitted By: John J. Cost (Chairman),
                                          Anthony Craig, Herbert Davidson, and
                                          Milton Rosenberg

                               OTHER COMPENSATION

SAVINGS AND PROFIT SHARING PLAN

     The Company established the Bell Industries' Employees' Savings and Profit Sharing Plan (the "PSP") in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board of Directors. Employees must contribute at least 1% of their annual compensation to participate in the PSP. The Company's contribution to the PSP is determined by the Board of Directors in its discretion. For the fiscal year ended December 31, 1998, the Company did not contribute to the PSP.

EXECUTIVE DEFERRED INCOME AND PENSION PLAN

     In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the "EDP"). Under the EDP, each officer and such other highly compensated employees as the Board may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. The Company matches the amount of the chosen deferral. Such deferred sums bear an assumed interest at a rate equal to the Lehman Brothers Long T-Bond index. In 1999, the Plan was amended eliminating the Company's matching contribution.

     In the event of an unforeseen emergency, a participant may withdraw his deferred salary plus accrued interest but no portion of the matching funds contributed by the Company. In such an event, the participant would be ineligible from participating in the EDP for a period of two years. After reaching age 62 and retiring, a participant may elect to have his benefit paid in a lump sum or payable over a period of 5 to 15 years.

     If a participant voluntarily resigns before age 62, he will be entitled to receive at age 62 only a pro-rata portion of Company matching funds through the date of his termination. That proration is based upon the period of EDP participation; the participant being fully vested after 12 years. If a participant dies while employed, his beneficiary would receive a lump sum payment equal to all amounts that have accrued for his benefit through date of death. If a participant's employment is terminated without cause or after a change in control, he will receive the same benefit as he would have received if his employment had been terminated due to death. If a participant is terminated for cause, or if the Board determines within one year after termination that cause existed at the time of termination, he will be entitled to receive in a lump sum payment only the amount attributable to his deferred salary plus accrued interest.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held seven meetings during calendar 1998. Each director attended at least 80% of the meetings of the Board of Directors and the committees on which he served.

     The Board of Directors also has standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The Company does not currently have an acting Executive Committee. During fiscal 1998, the Audit Committee consisted of Messrs. Cost, Davidson and Rosenberg and held two meetings during the year. The Audit Committee now consists of Messrs. Craig and Rosenberg. The Company was notified by The New York Stock Exchange ("NYSE") that its policies do not permit employee-directors to serve on the audit committees of NYSE listed issuers, such as the Company. Accordingly, Messrs. Cost and Davidson, who were, respectively, the Company's Vice-Chairman of the Board and the Secretary, resigned from the Audit Committee in 1999. The Audit Committee reviews periodic financial statements of the Company, reviews the independent accountants' scope of engagement, performance and fees, and reviews the adequacy of the Company's financial control procedures. The Compensation Committee is composed of Messrs. Cost, Craig, Davidson and Rosenberg and during calendar 1998 held three meetings. Its function is to fix compensation of the chief executive officer and other key executives and to administer various benefit plans, including the stock option plans, in which officers and employees may participate. Messrs. Cost, Rosenberg and Williams are members of the Nominating Committee which was established in March 1993. The Nominating Committee held no meetings during calendar 1998. Its function is to recommend individuals to be members of the Board of Directors. Messrs. Davidson and Rosenberg are not standing for re-election as directors. The committee positions they occupy will be filled by the Board of Directors in its discretion.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1998 upon the written request of any shareholder. This request should be directed to Mr. Russell A. Doll, Vice President and Chief Financial Officer, Bell Industries, Inc., 1960 East. Grand Avenue, Suite 560, El Segundo, California 90245-4608.

                             SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company's next Annual Meeting of Shareholders, tentatively scheduled for May 11, 2000, such a proposal must be received by the Company at its Corporate Office prior to December 18, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of the forms submitted to Bell during and with respect to the most recent fiscal year, there are no directors, officers, beneficial owners of more than 10 percent of Bell's Common Stock or any other person subject to section 16(a) of the Securities Exchange Act of 1934 that was required to file, and failed to so file, reports required by such section.

                             POSSIBLE PROXY CONTEST

BACKGROUND

     In late 1998, Steel Partners II, L.P. ("Steel") began accumulating shares of the Company's common stock and currently owns 1,671,710 shares (approximately 17.4% of the outstanding shares) based upon reports filed by Steel with the Securities and Exchange Commission. In a letter dated January 8, 1999, Steel informed the Company of its intention to nominate four individuals to the Company's Board of Directors at the Company's 1999 Annual Meeting of Shareholders, then scheduled to be held in June 1999. Further information concerning the individuals to be nominated by Steel is found under the caption "-- Nomination by Shareholder." By letter dated June 16, 1999, the Company's Board of Directors offered to name two individuals of Steel's choice to be included in the Company's slate for nominees as directors at that meeting in recognition of Steel's stock ownership. The Company reaffirmed this offer on October 26, 1999. Also in February, 1999, the Company adopted a Shareholders' Rights Plan designed to assist the Board in negotiating with third parties who attempt to take over the Company through open market purchases of the Company's stock. The Shareholders' Rights Plan has the effect of causing substantive economic dilution to any shareholder who acquires more than 18% of the Company's Common Stock without the Board's consent.

     As has been previously reported, the Company sold its Graphics Imaging Group in September 1998 and its Electronics Distribution Group in January 1999. These two groups combined accounted for approximately 75% of revenues and total assets for the Company's 1997 fiscal year. From the net proceeds of the sale of its Electronics Distribution Group, the Company made a special cash distribution of $5.70 per share in May 1999.

     Throughout 1999, the Company has pursued several strategic alternatives with an objective of maximizing the value of the common stock. Lincoln Partners LLP, the Company's investment banker, was employed to assist in this endeavor. The alternatives reviewed included the sale of Bell stock to financial and strategic buyers, the sale of the individual businesses to strategic buyers, and the repurchase of certain outstanding equity through recapitalization of the Company. At the time the Company was preparing its proxy material for its planned June 1999 Annual Shareholders Meeting, Steel indicated that it might be interested in acquiring the Company through a merger with WebFinancial Corporation, a publicly traded company (NASDAQ: WEFN). Steel's general partner, Warren Lichtenstein, owns 31.2% of WebFinancial (25.8% through Steel Partners) and is also the Chairman of the Board of Directors and the chief executive officer of that company. At the request of Steel, the Company agreed to postpone the date of its 1999 Annual Meeting at which directors were to be elected until the conclusion of negotiations regarding a possible merger.

     Concurrent with the discussions with Steel, the Company continued to consider strategic alternatives. In July, the Company received an offer to buy the outstanding shares of Bell stock at $4.75 per share from a party to which it had previously given financial and other business information. The Board rejected this offer as not adequate.

     During the summer of 1999, Steel conducted an extensive examination of the Company's operations and financial condition with the full cooperation of management. A draft agreement of merger was prepared by Steel and delivered to the Company. Negotiations over the terms of that draft agreement were conducted and, by mid-September, there was substantial agreement on the terms other than price. That agreement provided that the shares of Bell would be purchased by WebFinancial for cash in a yet to be agreed upon amount. During September, the Company participated in number of meetings with financial institutions selected by Steel with the purpose of aiding Steel and/or WebFinancial in obtaining the financing that Steel deemed necessary in order to consummate the merger.

     In mid-September, 1999, Steel made an oral offer through the Company's investment bankers of $5.30 per share. At a Board of Directors' meeting held September 28, 1999 to specifically consider Steel's offer, management informed the Board that certain projections of future performance given Steel and its potential lending banks needed to be slightly revised downward due to the deterioration of gross profit margins relating to product sales at its Systems Integration Group. The Board believed that Steel should be informed of this fact before it could act upon the $5.30 per share offer. Steel was so informed and shortly thereafter reaffirmed its oral offer. The Company's Board met again on October 4, 1999 and concluded that a price of $5.30 per share was inadequate. This decision was conveyed to Steel. Steel then requested that the Board counter with a price that they deemed adequate. Bell's Board met again on October 6, 1999. At this meeting, the Board concluded that a price of $6.00 would be acceptable. That increased price was apparently unacceptable to Steel since in a letter to the Company dated October 7, 1999 and made publicly available on October 8, 1999 Steel stated ". . . we are extremely disappointed that the Bell Industries Board of Directors has decided to "stay the course" and not proceed with the negotiated transaction that we have been discussing and working on with Bell for several months . . . " Since receipt of that letter, no meaningful negotiations over price have taken place although, at the request of Steel, the Company has furnished it with additional financial information and a shareholder's list. During the period May 1 through October 22, 1999, the Company's common stock traded on the New York Stock Exchange at a high of $6.00 per share (on September 14, 1999) to a low of $3.80 (on May 26, 1999). On October 22, 1999, its closing price on the New York Stock Exchange was $4.81.

     In light of this history, the Company believes that Steel may engage in a solicitation of proxies for its slate of nominees for directors to be elected at the 1999 Annual Meeting of Shareholders. See "Nomination by Shareholder."

NOMINATION BY SHAREHOLDER

     By letter (the "Letter") to the Company dated January 8, 1999, Steel notified the Company of its intention to nominate four individuals to the Company's Board of Directors at the Annual Meeting referred to in this Proxy Statement. The four individuals are: Warren G. Lichtenstein, Robert Frankfurt, Steven Wolosky and Mark E. Schwarz (the "Individuals"). Certain information about such Individuals, taken substantially verbatim from the Letter, is set forth below. References to "the date hereof" below refer to the date of the Letter.

             Warren G. Lichtenstein (33) is one of the Individuals. Mr. Lichtenstein has been the Chairman of the Board, Secretary and the Managing Member of Steel Partners, L.L.C. ("Steel LLC"), the general partner of Steel Partners II, L.P. since January 1, 1996. Prior to such time, Mr. Lichtenstein was the Chairman and a director of Steel Partners, Ltd. ("Former General Partner"), the general partner of Steel Partners Associates, L.P. ("Associates"), which was the general partner of Steel Partners II, L.P. since 1993 and prior to January 1, 1996. Mr. Lichtenstein is a director of the following publicly held companies: Aydin Corporation, Gateway Industries, Inc., Rose's Holdings, Inc., PLM International, Inc. and Saratoga Beverage Group, Inc. As of the date hereof, Mr. Lichtenstein beneficially owned at least 961,010 shares of the Common Stock of the Company, all of which were beneficially owned by Steel Partners II, L.P. The business address of Mr. Lichtenstein is 150 E. 52nd Street, 21st Floor, New York, New York 10022. For information regarding Mr. Lichtenstein's purchases and sales of shares of the Common Stock of the Company during the past two years, see Appendix A to the Schedule 13D filed by Steel Partners II, L.P.

             In late 1995, Steel Partners II, L.P. commenced a proxy solicitation to replace the incumbent directors of Medical Imaging Centers of America, Inc. ("MICA"). Thereafter, MICA initiated an action against Steel Partners II, L.P., Warren Lichtenstein, and others in the United States District Court for the Southern District of California, Medical Imaging Centers of America, Inc. v. Lichtenstein, et al., Case No. 96-0039B. On February 29, 1996, the Court issued an Order granting, in part, MICA's motion for a preliminary injunction on the grounds that plaintiff had demonstrated a probability of success on the merits of its assertion that defendants had violated Section 13 of the Securities Exchange Act of 1934. Under the Court's preliminary injunction, defendants in the action were enjoined from voting certain of their shares at MICA's annual meeting of shareholders, except pursuant to a formula under which they would be voted in the same proportion as other votes cast at the meeting. The Court declined to adjourn the annual meeting of shareholders. At the meeting, Steel Partners II, L.P. received sufficient votes to elect its Individuals to the Board of MICA, after giving effect to the Court's preliminary injunction. The parties thereafter settled their differences pursuant to an agreement under which MICA agreed to initiate an auction process which, if not concluded within a certain time period, would end and thereafter the designees of Steel Partners II, L.P. would assume control of the Board of MICA. MICA was ultimately sold for $11.75 per share, as contrasted with the price of $8.25 per share, representing the closing price on the day prior to the initiation of Steel Partners II, L.P.'s proxy solicitation.

             Robert Frankfurt (33) is one of the Individuals. Mr. Frankfurt graduated from the Wharton School of Business in 1987 with a B.S. in Economics. Mr. Frankfurt began his career as a financial analyst in the mergers and acquisitions department of Bear, Stearns & Co., Inc. In 1989, Mr. Frankfurt joined Hambro Bank America as an associate focused on micro-cap and cross-border merger and acquisition transactions. In 1992, Mr. Frankfurt began consulting with various entities on proposed international and domestic transactions including a number of acquisition projects for Steel LLC. After completing his MBA at the Anderson Graduate School of Management at UCLA, where he was a Venture Capital Fellow, Mr. Frankfurt joined the Former General Partner in 1995 and became a non-managing member of Steel LLC in 1996. As of the date hereof Mr. Frankfurt does not beneficially own shares of the Common Stock of the Company. The business address of Mr. Frankfurt is 150 E. 52nd Street, 21st Floor, New York, New York 10022.

             Mark E. Schwarz (38) is one of the Individuals. Mr. Schwarz has been Vice President of Sandera Capital, L.L.C. ("Sandera L.L.C."), a private investment firm, since 1995, and Manager since 1996. Prior to such time Mr. Schwarz was a securities analyst and portfolio manager for SCM Advisors, L.L.C. a registered investment advisor, from 1993 to 1996. Mr. Schwarz has also been the sole general partner of Newcastle Partners, L.P. ("Newcastle"), a private investment firm, since 1993. Mr. Schwarz is also a director of Aydin Corporation, a NYSE listed company. As of the date hereof, Mr. Schwarz beneficially owned 103,000 shares of the Common Stock of the Company. The business address of Mr. Schwarz is c/o Sandera Partners, L.P., 1601 Elm Street, Suite 4000, Dallas, Texas 75201. For information regarding Mr. Schwarz's purchases and sales of shares of the Common Stock of the Company during the past two years, see Appendix A to the Schedule 13D filed by Sandera Capital L.L.C. jointly with the other Individuals.

             Steven Wolosky (43) is one of the Individuals. For more than the past five years, Mr. Wolosky has been a partner of Olshan Grundman Frome Rosenzweig and Wolosky LLP, counsel to Steel Partners II, L.P. Mr. Wolosky is also Assistant Secretary of WHX Corporation, a NYSE listed company and a director of Uniflex, Inc., an AMEX listed company. As of the date hereof, Mr. Wolosky did not beneficially own any shares of the Common Stock of the Company. Mr. Wolosky has not purchased or sold any shares of the Common Stock of the Company in the past two years. Mr. Wolosky's principal business address is 505 Park Avenue, New York, New York 10022.

             The general partner of Steel Partners II, L.P. is Steel LLC, a Delaware limited liability company. The principal business of Steel Partners II, L.P. is investing in the securities of micro-cap companies. The principal business address of Steel Partners II, L.P. and Steel LLC is 150 East 52nd Street, 21st Floor, New York, New York 10022. Warren G. Lichtenstein is Chairman of the Board, Secretary and the Managing Member of Steel LLC. Robert Frankfurt is an employee and non-managing member of Steel LLC and an employee of Steel Partners II, L.P. As of the date hereof, Steel Partners II, L.P. is the beneficial owner of at least 961,010 shares of the Common Stock of the Company. Steel LLC does not beneficially own any shares of the Common Stock of the Company on the date hereof, except by virtue of its role in Steel Partners II, L.P. For information regarding Steel Partners II, L.P. purchases and sales of shares of the Common Stock of the Company during the past two years, see Appendix A to its Schedule 13D.

             Mr. Wolosky is Senior Partner of Olshan Grundman Frome Rosenzweig and Wolosky LLP, counsel to Steel Partners II, L.P. Mr. Wolosky does not beneficially own shares of Common Stock of the Company.

             Sandera L.L.C. is the general partner of Sandera Capital Management, L.P. ("SCM"), a Texas limited partnership. SCM is the general partner of Sandera Partners,

        L.P. ("Sandera"), a Texas limited partnership. The principal business of Sandera L.L.C., SCM, Sandera and Newcastle is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of Sandera L.L.C., SCM and Sandera is 1601 Elm Street, Suite 4000, Dallas, Texas 75201. The principal business address of Newcastle is 4020 Windsor Avenue, Dallas, Texas 75201. Mark E. Schwarz is the Vice President and manager of Sandera L.L.C. and the sole general partner of Newcastle. As of the date hereof, Sandera was the beneficial owner of 100,000 shares of Common Stock of the Company and Newcastle was the beneficial owner of 3,000 shares of Common Stock of the Company. Sandera L.L.C. does not beneficially own any shares of the Common Stock of the Company on the date hereof, except by virtue of its role in Sandera. For information regarding the purchases and sales of shares of the Common Stock of the Company during the past two years by Sandera and Newcastle, see Appendix A to the Schedule 13D of Sander and the other Individuals.

             The Individuals, if elected, would serve as directors for the term expiring in 2000 or until the due election and qualification of their successors. Steel Partners II, L.P. has no reason to believe any of the Individuals will be disqualified or unable or unwilling to serve if elected. Except as described herein, neither Steel Partners II, L.P., Sandera Partners, L.P., Newcastle Partners, L.P. nor any of the Individuals (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $60,000, (ii) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof, (iii) is the record owner of any securities of the Company of which it may not be deemed to be the beneficial owner, (iv) has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, (v) has any arrangements or understandings with any Individuals pursuant to which such Individual was selected as a nominee and there exist no such agreements or understandings between any Individual and any other person, or (vi) has any agreement or understanding with respect to future employment by the Company or any arrangement or understanding with respect to any future transactions to which the Company will or may be a party.

                                     * * *

     The Company makes no recommendation about the background, qualifications, character, intentions or ability of any of the foregoing Individuals to serve as director, or whether any shareholder should vote for or against any of them at the Annual Meeting, in the event any of them are nominated at such meeting.

                                 MISCELLANEOUS

     PricewaterhouseCoopers LLP has been the Company's independent accountants for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will be available to answer questions, and will be afforded the opportunity to make any statements the representative desires to make.

     The Board of Directors knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters. The

Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder's name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder's Notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal. Further, if the proposal includes the nomination of a person to become a director which person was not set forth in a proxy statement submitted to all shareholders pursuant to the federal proxy rules, such proposal shall contain all the information specified by such rules.

                                          By Order of the Board of Directors

                                          John J. Cost
                                          Secretary

November   , 1999

PROXY                                                                      PROXY

                             BELL INDUSTRIES, INC.

                       1960 EAST GRAND AVENUE, SUITE 560
                       EL SEGUNDO, CALIFORNIA 90245-4608

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Tracy A. Edwards and John J. Cost and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on November 5, 1999, at the Annual Meeting of Shareholders to be held on December 30, 1999 or any adjournment or postponement thereof.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

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
                             BELL INDUSTRIES, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


The Board of Directors recommends a vote FOR the election as Directors of the nominees listed below.

1. ELECTION OF DIRECTORS:                     FOR  WITHHOLD  FOR ALL
   Nominees: J. Cost, A Craig, H. Davidson,   ALL    ALL     Except nominee(s)
   T. Edwards, M. Rosenberg, G. Graham,                      written below
   T. Williams                                [ ]    [ ]       [ ]

___________________________________________

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors.

Please sign exactly as name appears below.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


_____________________________
          Signature

_____________________________
 Signature (if held jointly)

Dated:_______________________

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